Exhibit 10.11

Summary of Fiscal Year 2007 Management Incentive Plan

On November 16, 2006, the Board of Directors (the “Board”) of Kronos Incorporated (“Kronos”) ratified the fiscal 2007 management incentive plan, previously approved by the Compensation Committee (the “Committee”), for executive officers of Kronos. Although each executive officer of Kronos is eligible to receive an award under the fiscal 2007 management incentive plan, the granting of awards under the plan is solely at the discretion of the Committee. The purpose of the plan is to reward executive officers for the achievement of certain financial and other goals by Kronos during fiscal year 2007. In approving the fiscal 2007 management incentive plan, the Committee set guidelines for bonus awards based upon achievement of financial goals, including the achievement by Kronos of the level of non-GAAP pre-tax income established in its financial plan for fiscal year 2007. In making bonus awards, the Committee also may consider other tangible and intangible factors which may include achievement of corporate performance goals. The bonus payable to each executive officer, other than the Executive Chairman of the Board, under the fiscal 2007 management incentive plan ranges from 0% of such officer’s fiscal 2007 base salary, if Kronos achieves 100% of its non-GAAP pre-tax income as set forth in its financial plan for fiscal year 2007, to a maximum of 80% of such officer’s fiscal 2007 base salary. The bonus payable to the Executive Chairman of the Board, under the fiscal 2007 management incentive plan, ranges from 0% of his fiscal 2007 base salary, if Kronos achieves 100% of its non-GAAP pre-tax income as set forth in its financial plan for fiscal year 2007, to 60% of his fiscal 2007 base salary.